Exhibit 99.1

PRESS RELEASE

Lpath Grants Pfizer Exclusive Option for Worldwide License for iSONEP

San Diego, December 20, 2010: Lpath, Inc. (OTCBB: LPTN) has entered into an agreement providing Pfizer (NYSE: PFE) with an exclusive option for a worldwide license to develop and commercialize iSONEP™, Lpath’s lead monoclonal antibody product candidate, which is being evaluated for the treatment of wet age-related macular degeneration (wet AMD) and other ophthalmology disorders.

iSONEP is scheduled to begin a Phase 1b clinical trial in wet AMD patients with Pigment Epithelial Detachment (PED), a complication of wet AMD, in the first quarter of 2011 and a Phase 2a clinical trial in wet AMD patients in the second quarter of 2011.

Generated via Lpath’s proprietary ImmuneY2TM drug-discovery platform, iSONEP is a humanized monoclonal antibody that binds and neutralizes the bioactive lipid, sphingosine-1-phosphate (S1P). Targeting S1P is a novel approach to address serious unmet medical needs in wet AMD, a condition that affects millions worldwide. In iSONEP’s completed phase I trial in wet AMD patients, several subjects showed signs of biological activity, including lesion regression and complete resolution of PED.

Under the terms of the agreement, Pfizer will provide Lpath with an upfront option payment of $14 million in addition to sharing the cost of the planned Phase 1b and Phase 2a trials. Following completion of the two studies, Pfizer has the right to exercise its option for worldwide rights to iSONEP for an undisclosed option fee and, if Pfizer exercises its option, Lpath will be eligible to receive development, regulatory and commercial milestone payments that could total up to $497.5 million. In addition, Lpath will be entitled to receive tiered double-digit royalties based on sales of iSONEP.

As part of the agreement, Lpath has granted to Pfizer a time-limited right of first refusal for ASONEP™, Lpath’s product candidate that is being evaluated for the treatment of cancer. Two Phase 2a trials are currently planned to further assess ASONEP’s efficacy and safety in cancer patients.

“We have been impressed by Lpath’s innovative approach in targeting bioactive lipids with iSONEP and the potential opportunity to significantly add to the current standards of treatment in retinal disease,” said Mikael Dolsten, president of Pfizer Worldwide Research and Development.

“This risk sharing collaboration is led by our External Research Unit, whose mission is to develop high-impact medicines leveraging a virtual R&D model. We look forward to building the External Research Unit’s portfolio through additional innovative deals with prospective future partners,” added Uwe Schoenbeck, Pfizer’s VP and CSO of External R&D Innovation.

“We are thrilled to partner with Pfizer, a company that has demonstrated a commitment to innovative solutions and partnerships for the development of treatments across a wide spectrum of disease,” said Scott Pancoast, chief executive officer of Lpath. “As we work with the Pfizer team to advance iSONEP through the next stage of clinical development, we expect to further demonstrate the important role that bioactive lipids play in disease processes. Lpath’s unique ability to generate monoclonal antibodies to these targets presents a wealth of potential opportunity for new and innovative medicines over time.”

About iSONEP

iSONEP is a humanized monoclonal antibody that binds to and inhibits the function of the S1P ligand (sphingosine-1-phosphate). Growing evidence suggests that the bioactive lipid S1P may contribute to both the early and the late stages of maladaptive retinal remodeling associated with wet AMD. S1P has demonstrated a non-VEGF-dependent pro-angiogenic effect and several other effects not exhibited by VEGF in nonclinical models. Therefore, inhibiting the action of S1P may be a novel and effective therapeutic treatment for wet AMD that may offer significant advantages over exclusively anti-VEGF approaches (or act synergistically with them) to address the complex processes and multiple steps that ultimately lead to vision loss.

About Lpath

San Diego-based Lpath, a therapeutic antibody company, is the category leader in lipidomics-based therapeutics, an emerging field of medicine that targets bioactive signaling lipids for treating a wide range of human disease. Lpath’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company is advancing three drug candidates, two of which – iSONEP for wet AMD and ASONEP for cancer – have completed Phase 1 clinical trials. For more information, visit www.Lpath.com.

About Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the agreement between Lpath and Pfizer will continue for any length of time or that the milestones stated in such agreement will be met. In addition, there is no assurance that results will be timely, necessary regulatory approvals will be obtained, the proposed treatments will prove to be safe or effective, or required clinical trials will be ultimately successful. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of therapeutic drugs, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on research grants, current and future competition, and other risks described from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Liolios Group, Inc. (949) 574-3860
President & CEO	Ron Both: ron@liolios.com
858-678-0800 x104	Geoffrey Plank: geoffrey@liolios.com
spancoast@Lpath.com	info@liolios.com